Exhibit 99.1

For Immediate Release

PostRock Provides Operations Update

OKLAHOMA CITY – April 8, 2013 – PostRock Energy Corporation (NASDAQ: PSTR) today provided an update on its production and capital projects for the first quarter of 2013. During the quarter, approximately $9 million was spent on development. Net oil sales during the quarter averaged slightly more than 360 Bbls a day, a 77% increase from the first quarter of 2012. At March 31st, net oil production exceeded 500 Bbls per day. Net gas sales during the period declined 13% from the prior year to an average of 41.3 MMcf per day. The decline in gas production was due to suspension of development spending on gas projects since September 2011 due to low prices. The gas production decline was amplified by challenging weather during the first quarter. Based on PostRock’s first quarter 27:1 realized price equivalency ratio of oil to natural gas, production in the first quarter increased very slightly from the fourth quarter of 2012. If the projects described below continue to be successful, a more meaningful rate of increase should be achieved as the year progresses.

During the first quarter, the Company placed 55 new wells and 42 recompletions on production. Two recompletions were located in Central Oklahoma with the other projects all being in the Cherokee Basin. While project returns vary, overall, IRR’s at the lease level are expected to range from 30% - 50%. Based on current oil prices and the high success rate on these projects, we expect to drill an additional 150 oil wells and recomplete 20 additional wells in the Cherokee Basin during the remainder of 2013.

PostRock also recently initiated a modest leasing program in Central Oklahoma, where the Company currently holds approximately 2,500 net acres. While the leasehold position is modest, the area represented the majority of the Company’s year-end 2012 SEC oil reserves. PostRock expects to begin its 2013 Central Oklahoma drilling program during the third quarter. In total, the Company plans to drill six wells, including two horizontal wells, in Central Oklahoma during the remainder of 2013. The wells will focus on currently producing horizons; however, we hope to test a prospective horizon that does not produce locally but that has been successfully developed elsewhere in the state.

At current gas prices, we do not expect to invest any material amount of capital in our extensive Cherokee Basin gas reserves. However, the recent rise in gas prices combined with ongoing operating cost reductions may cause us to test a small number of projects. We expect material natural gas development to become attractive once gas prices reach the $4.50 to $5.00 per Mcf level.

Commenting, Terry W. Carter, the Company’s President and CEO, said, “While our Cherokee Basin oil projects are very modest in size, they are low risk and we have a significant inventory of them. I am pleased to report that production from the Cherokee Basin wells is, on average, slightly ahead of expectations while costs are coming down. With the Cherokee Basin oil development program now running smoothly, we will begin to focus on our Central Oklahoma acreage. These projects are expected to have a more significant impact on the Company’s overall reserves and production. If we can build on our recent production and development trend, we believe we can begin to materially enhance the value of our shareholders’ investment.”

PostRock Energy Corporation is engaged in the acquisition, exploration, development and production of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates oil producing properties in Central Oklahoma and minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contact:

David J. Klvac

Chief Financial Officer

dklvac@pstr.com

(405) 815-4304